Investor Contacts: Rusty Cloutier
  President & CEO  or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

Media Contact:      Alex Calicchia
 Chief Marketing Officer
 337.593.3008

MidSouth Bank and First Louisiana National Bank
Announce Purchase Agreement

LAFAYETTE, LA., August 30, 2011 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL), announced today that its subsidiary, MidSouth Bank, N.A., has signed a definitive agreement with First Louisiana National Bank, a wholly owned subsidiary of First Bankshares of St. Martin, Ltd, to purchase substantially all of the assets and liabilities of the Breaux Bridge-based bank for approximately $11.5 million in cash and 725,000 shares of MidSouth’s common stock.  First Louisiana National Bank, with total assets of approximately $115 million, has three banking centers. In addition to its headquarters on Mills Avenue in Breaux Bridge, it also has locations in Lafayette and St. Martinville.  The transaction, which is subject to shareholder and regulatory approvals, is expected to close before the end of the year.  Additional information on the acquisition can be found on the Investor Relations tab of the Company's website at www.midsouthbank.com.

“First Louisiana National Bank is a healthy bank with a strong consumer market franchise,” said MidSouth Bank President and CEO Rusty Cloutier.  “We are confident there are tremendous opportunities to increase lending in St. Martin Parish, by leveraging access to MidSouth’s additional products and services, supported by a more technologically advanced banking platform and a much larger network of retail banking centers and ATMs.”  Cloutier noted that the acquisition will significantly increase the number of locations existing First Louisiana National Bank customers can access across Acadiana, as MidSouth Bank has 20 banking centers throughout the region, including nine in the Lafayette market.

 “This transaction enables us to join forces with a familiar and trusted brand that has long been a friendly competitor,” said First Louisiana National Bank President and Chief Executive Officer James Fontenot. “The reality is that it is increasingly difficult for small banks to absorb the financial burden of more stringent regulatory requirements,” Fontenot continued. “And when you couple that with the uncertainty of the economic environment, you realize there is strength in numbers.”

“We’re a tight-knit community, and MidSouth Bank shares our banking philosophy,” says First Louisiana National Bank Chairman Randy P. Angelle. “That is why we are confident this transaction will be good for our shareholders and employees, and — importantly— for our customers.”

“We are excited to return to Breaux Bridge, a market that opened the door for us here nearly 25 years ago,” commented Cloutier, referencing the bank’s first purchase of Breaux Bridge Bank & Trust in 1987. “This market has helped drive our success and expansion. We were a $28 million bank when we came here in 1987, and by the end of 2011 we expect to exceed $1.4 billion in assets with over 40 banking locations in Louisiana and Texas.  Furthermore, we recently announced that MidSouth Bank completed its sale of preferred stock to the U.S. Treasury in connection with the Small Business Lending Fund, which allows us to extend commercial loans at low and competitive rates to small businesses across our trade area.”

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $1.2 billion as of July 31, 2011.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank has 39 locations and over 50 ATMs.  More corporate information is available at www.midsouthbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Such statements include those regarding the proposed acquisition of First Louisiana National Bank and projected growth, including the anticipated effects from the participation in the Small Business Lending Fund.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, satisfaction of the closing conditions set forth in the agreements related to the proposed acquisition, including receipt of necessary shareholder approval and  regulatory approval; the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increased competition for deposits and loans which could affect compositions, rates and terms; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.